EX-35.7
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2011 Crystal Drive
Suite 800
Arlington, Virginia 22202

TEL  (703) 302-8000
TOLL (800) 955-9622
FAX  (703) 647-3460

March 3, 2008

Morgan Stanley Capital I Inc.
Attn: Compliance Manager
1585 Broadway
New York, NY 10036

RE: Annual Statement as to Compliance
    MSCI Series 2007-IQ16

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ16, as an authorized officer of NCB (the "Co Op Special Servicer"), I hereby certify that:

a. A review of the activities of Co Op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the Co Op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.



NCB


By: /s/ Michelle Connelly
Name: Michelle Connelly
Title: Senior Vice President, Investor Compliance




www.ncb.coop

Banking & Finance Services
Cooperative Expansion
Economic Development


NCB refers to National Consumer Cooperative Bank and its subsidiaries
(primarily NCB, FSB, and NCB Financial Advisors Inc.), its affiliated non-profit Corporation, NCB Capital Impact, and also NCB Community Works, which is jointly owned by NCB and NCB Capital Impact. Each is a separate entity within the NCB Financial Group.